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                                                                    EXHIBIT 10.2

                               EMPLOYMENT CONTRACT

      THIS EMPLOYMENT CONTRACT (hereinafter "Contract") is made in Indianapolis, Indiana, dated and effective January 1, 2005, by and between STANDARD MANAGEMENT CORPORATION, an Indiana Corporation (hereinafter the "Company"), and STEPHEN M. COONS (hereinafter "Executive").

                                    Recitals

      A. Executive has participated in the organization of the Company and its business.

      B. Executive has and is expected to continue to make a major contribution to the profitability, growth and financial strength of the Company.

      C. The Company considers the continued services of the Executive to be in the best interest of the Company and its shareholders and desires to assure the continued services of the Executive on behalf of the Company on an objective and impartial basis and without distraction or conflict of interest in the event of an attempt to obtain control of the Company.

      D. Executive is willing to remain in the employ of the Company under the terms and conditions hereof and upon the understanding that the Company will provide him with the income security herein if his employment is terminated by the Company or if he voluntarily terminates his employment for good reason.

      NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties to this Contract hereby agree as follows:

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                                    Agreement

      1. Employment. The Company hereby agrees to employ Executive as Executive Vice President, Secretary and General Counsel of the Company. Executive accepts such employment and agrees to be subject to the general supervision, orders, advice and direction of the President and Chief Executive Officer and the Board of Directors of the Company in a manner consistent with the Articles of Incorporation and By-Laws of the Company. The Executive shall be permitted to maintain his personal representation of selected corporate clients not adverse to the interests of the Company.

      2. Terms of Employment and Compensation. Executive's term of employment (the "Employment Term") hereunder shall start on January 1, 2005 and continue until such employment terminates pursuant to Section 7 hereof.

      3. Salary and Bonus. Executive's salary for the first year hereunder shall be $285,000.00 per year. Thereafter during the Employment Term, Executive's salary shall be increased each year by an amount equal to Executive's salary for the previous year multiplied by the percent change of the Consumer Price Index for all Urban Consumers (the "CPI") (published by the Bureau of Labor Statistics, United States Department of Labor) during the immediately preceding calendar year. For example, if the percent change in the CPI from January 1, 2005 to December 31, 2005 were 5%, Executive's salary for the second year hereunder would be $299,250.00. Executive's salary shall be payable on the Company's regular salary payment dates. In addition to base salary, within ninety (90) days after the end of each fiscal year of the Company, Executive shall be entitled to receive a bonus equal to one and one-half percent (1-1/2%) of the Company's earnings, on a consolidated basis, before interest and taxes for such fiscal year of the Company. The bonus shall be calculated from the books and records of the Company and its affiliates, which shall be kept in accordance with generally accepted accounting principles applied by the Company in the preparation of its financial statements.

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      The salary and bonus payments hereunder shall be subject to withholding and any other applicable tax law.

      4. Salary Guarantee. All salaries payable to the Executive under the Agreement will be guaranteed (the "Guaranteed Payments") as of the effective date of the Agreement for the full Employment Term of the Agreement except for terminations for violations found in Section 7(b) (c) (d) or (e) hereof.

            (a) After the initial three year Employment Term of Guaranteed Payments, any additional one year extensions made pursuant to the terms of
      Section 7(a) will be guaranteed once the notice period for the extension or termination period found in Section 7(a) has passed.

            (b) None of the Guaranteed Payments described in this Section shall prevent the Executive from receiving the Termination Benefits described in
      Section 13 of the Agreement.

            (c) All Guaranteed Payments described in this Section and payable to the Executive shall be payable to the Estate of Stephen M. Coons in the event of death of the Executive.

            (d) In the event of any mental disability that renders the Executive unable to fulfill his duties pursuant to Section 1 of this Agreement, all Guaranteed Payments shall be made to Stephen M. Coons's attorney in fact, his personal representative, his guardian, or any other such person legally specifically listed, to whomever is legally authorized to receive monetary payments due and owing to Stephen M. Coons.

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            (e) In the event of any physical disability that renders the
      Executive unable or unwilling to fulfill his duties pursuant to Section 1 of this Agreement, all Guaranteed Payments shall be made directly to the Executive.

            (f) Upon the termination of Executive's employment for any reason other than pursuant to Section 7(b), (d) or (e) hereof, the Company shall pay to Executive in a lump-sum payment, within thirty (30) calendar days after such termination, the salary received by him on the date of such termination in an amount equal to three (3) years of annual salary.

      5. Reimbursement for Expenses. The Company shall, during the Employment Term, reimburse Executive for all reasonable travel, business entertainment and other business expenses incurred by Executive in rendering services under this Contract. Such reimbursement shall be subject to compliance with the applicable policies and procedures established by the Company.

      6. Fringe Benefits. During the Employment Term, Executive shall be entitled to participate in the Company's corporate, medical and disability insurance plans. The Company shall also provide Executive with term life insurance in the amount of $750,000. Executive shall be entitled to all other fringe benefits generally provided for salaried employees of the Company upon attaining eligibility as provided under such fringe benefit programs. Executive shall be entitled to four (4) weeks vacation per year.

      7. Termination. The Employment Term shall terminate on the first to occur of the following events:

            (a) the third anniversary of the date on which the Employment Term become effective; provided, however, that after such third anniversary, the Employment Term shall be extended each year thereafter for an additional one year

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      period unless either party gives the other written notice at least 90 days before such extension of its intention not to renew the Contract;

            (b) termination by the Company for cause, upon written notice (specifying the particulars) to Executive from the Company's Board of Directors, which cause shall be limited to:

                  (i) the persistent failure of or refusal by Executive to
            comply with the material orders, advice, directions, policies, standard and regulations of the Company and its President or Board of Directors, as promulgated from time to time, or with the provisions of this Contract, which failure or refusal is detrimental to the Company;

                  (ii) an act or acts of fraud or dishonesty by Executive
            resulting in or tending to result in gain to or personal enrichment of Executive at the Company's expense;

                  (iii) any felony conviction of Executive or material tort
            which is detrimental to the Company; or

                  (iv) the persistent absence of Executive from his employment without cause or explanation;

            (c) the death of Executive;

            (d) the 90th day after notice from the Company to Executive that Executive is considered to be permanently disabled due to his inability to perform his duties or fulfill his responsibilities hereunder, which inability existed for a period of 90 days or more before such notice; or

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            (e) termination by Executive, at his option, after 90 days prior written notice to the Company.

Upon termination of Executive's employment pursuant to Section 7(b) (c) (d) or
(e), Executive (or his estate) shall receive (i) any unpaid salary payments with respect to periods prior to the date of termination, and (ii) any termination, disability or death benefits to which he is entitled under any employee benefit plan of the Company which is in effect at the time of the termination of his employment. In all other events of termination, Executive shall continue to receive the Guaranteed Payments.

      8. Agreement Not To Compete. Executive agrees that if his employment is terminated by the Company pursuant to Subsection 7(b) hereof he shall not, for a period of two years from the date his employment hereunder terminates, (x) directly or indirectly sell or attempt to sell, within Indiana, on behalf of himself or any other person, corporation or entity, any type of product marketed by the Company at the time his employment is terminated, (y) directly or indirectly sell or attempt to sell any type of product marketed by the Company at the time his employment is terminated to any person, corporation or other entity that is a customer of the Company at the time his employment is terminated, and (z) within Indiana, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business similar to the type of business conducted by the Company at the time of termination of Executive's employment hereunder; provided, however, that Executive may be a shareholder of less than 5% of the outstanding shares of voting stock of any company listed on a recognized stock exchange or traded in the NASD over-the-counter market.

      9. Technical Information. Executive covenants and agrees that during the Employment Term and for a period of six months after termination of the Employment Term

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(regardless of whether Executive is terminated or defaults under any other provision of this Contract) he will assign to the Company or its nominees all of his right, title and interest in and to all "Technical Information" (as hereinafter defined) which he makes, develops or conceives, either alone or in conjunction with others; he will disclose promptly to the Company all such Technical Information; and he will cooperate with the Company in its efforts to protect its rights of ownership in such Technical Information. For purposes of this Contract, "Technical Information" shall mean and include, but not be limited to, all software, processes, devices, trademarks, trade names, copyrights, marketing plans, improvements, and ideas relating to the business of the Company, and all goodwill associated with any such item.

      10. Covenant Against Disclosure of Technical and Confidential Information. Executive agrees that while he is employed by the Company and thereafter he shall not, directly or indirectly, disclose or use to the detriment of the Company or for the benefit of any other person, corporation or other entity, any confidential information or trade secret (including, but not limited to, the identity and needs of any customer of the Company, the method and techniques of any of the business of the Company, the marketing, sales, costs and pricing plans and objectives of the Company, the problems, developments, research records, and Technical Information) of the Company, or any of the affiliates of the Company. Furthermore, Executive shall deliver promptly to the Company upon termination of his employment, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, software, models, designs, and other documents and computer records (and all copies thereof) relating to the business of the Company, and all property associated therewith, which he may then possess or have under his control. This Contract supplements and does not supersede Executive's obligations under statute or the common law to protect the Company's trade secrets and confidential information.

      11. Remedy. Executive acknowledges that the restrictions contained in Sections 8 through 10 of this Contract are reasonable and that the legal remedies for breach of the

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covenants which are contained in Sections 8 through 10 of this Contract may be inadequate and, therefore, agrees that, in the event of any actual or threatened breach of any such covenant, in addition to any other right or remedy that the Company may have, the Company may: (a) seek specific enforcement of any such covenant through injunction or other equitable relief, and (b) recover from Executive an amount equal to (i) all sums paid by the Company to him after commencement of the breach, plus (ii) all costs and expenses (including attorneys' fees) incurred by the Company in enforcement of the covenant, plus
(iii) all other damages to which the Company may be legally entitled.

      12. Undertaking To Pay Termination Benefits. In addition to the payments Executive shall receive under Section 4 hereof in the event of the termination of his employment, the Company agrees to pay to the Executive the Termination Benefits specified in Section 13 hereof if (a) control of the Company is acquired (as defined in paragraph 14(a) hereof) and (b) within three years after the acquisition of control occurs (i) the Company terminates the employment of Executive for any reason other than pursuant to Section 7(b), 7(c) or 7(d) hereof, or (ii) Executive voluntarily terminates his employment for good reason (as defined in Section 14(b) hereof).

      13. Termination Benefits. If Executive is entitled to termination benefits pursuant to paragraph 12 hereof, the Company agrees to pay to Executive as termination compensation in a lump-sum payment within five calendar days of the termination of Executive's employment an amount to be computed by multiplying
(a) Executive's average annual compensation payable by the Company which is includable in the gross income of Executive for the most recent five calendar years ending coincident with or immediately before the date on which control of the Company is acquired (or such portion of such period during which Executive was an employee of the Company, by (b) 299%. For purposes of this Contract, employment and compensation paid by a direct or indirect subsidiary of the Company, if any will be deemed to be employment and compensation paid by the Company.

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            (a) The Termination Benefits described in this section are payable to the Executive regardless of any determination by the Company's independent public accountants that payments made pursuant to this section are or would be non-deductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986 or any subsequent revisions in the Internal Revenue Code.

      14. Definitions.

            (a) As used in this Contract, the "acquisition of control": means
      (i) attaining ownership of 15% or more of the shares of voting stock of the Company by any person or group (other than a person or group including Executive or with whom or which Executive is affiliated), or (ii) the occurrence of a "change of control" required to be described under the proxy disclosure rules of the Securities and Exchange Commission.

            (b) As used in this Contract, the term "good reason" means, without Executive's written consent, (i) a change in Executive's status, position or responsibilities which, in his reasonable judgment, does not represent a promotion from his status, position or responsibilities as in effect immediately prior to the change in control; the assignment to Executive of any duties or responsibilities which, in his reasonable judgment, are inconsistent with such status, position or responsibilities; or any removal of Executive from or failure to reappoint or reelect him to any of such positions, except in connection with the termination of his employment for total and permanent disability, death or pursuant to Subsection 7(ii) or 7(iii) herein or by him other than for good reason;
      (ii) a breach by the Company of its covenants under this Contract after a change in control; (iii) the relocation of the Company's principal executive offices to a location outside the Indianapolis, Indiana

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      metropolitan area or the Company's requiring him to be based at any place other than the location at which he performed his duties prior to a change in control except for required travel on the Company's business to an extent substantially consistent with his business travel obligations at the time of a change in control; (iv) the failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed by him or to which he was entitled under any of the Company's pension, profit sharing, life insurance, medical, dental, health and accident, or disability plans in which he was participating at the time of a change in control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive him of any material fringe benefit enjoyed by him or to which he was entitled at the time of the change in control, or the failure by the Company to provide him with the number of paid vacation and sick leave days to which he is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation and sick leave policies and consistent with Section 6 of this Contract; (v) the failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Contract; (vi) any purported termination of Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection 15(c) hereof (and, if applicable, Subsection 7(b) hereof); and for purposes of this Contract, no such purported termination shall be effective; or (vii) any request by the Company that Executive participate in an unlawful act or take any action constituting a breach of Executive's professional standard of conduct.

Notwithstanding anything in this paragraph 14(b) to the contrary, Executive's right to terminate his employment pursuant to paragraph 12 herein shall not be affected by his incapacity due to physical or mental illness.

      15. Additional Provisions Relating To Termination.

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            (a) The Company is aware that the Board of Directors or shareholders of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Contract, or may cause or attempt to cause the Company to institute, or may institute litigation seeking to have this Contract declared unenforceable, or may take or attempt to take action to deny Executive the benefits intended under this Contract. In these circumstances, the purpose of this Contract could be frustrated. It is the intent of the Company that Executive not be required to incur the expenses associated with the enforcement of his rights under this Contract by litigation or other legal action, nor be bound to negotiate any settlement of his rights hereunder, because the cost and expense of such legal action or settlement would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, if following a change in control, if it should appear to Executive that the Company has failed to comply with any of its obligations under this Contract or in the event that the Company or any other person takes any action to declare this Contract void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from Executive the benefits entitled to be provided to Executive hereunder, and that Executive has complied with all of his obligations under this Contract, the Company irrevocably authorizes Executive from time to time to retain counsel of his choice, at the expense of the Company as provided in this Subsection 15(a), to represent Executive in connection with the initiation or defense of any litigation or other legal action, whether such action is by or against the Company or any director, officer, shareholder, or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Executive entering into an attorney-client relationship with such counsel, and in that connection the Company and Executive agree that a confidential relationship shall exist between Executive and such counsel. The reasonable fees and expenses of

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      counsel selected from time to time by Executive as hereinabove provided shall be paid or reimbursed to Executive by the Company on a regular, periodic basis upon presentation by Executive of a statement or statements prepared by such counsel in accordance with its customary practices, up to a maximum aggregate amount of $250,000.00. Any legal expenses incurred by the Company by reason of any dispute between the parties as to enforceability of or the terms contained in this Contract, notwithstanding the outcome of any such dispute, shall be the sole responsibility of the Company, and the Company shall not take any action to seek reimbursement from Executive for such expenses.

            (b) The amounts payable to Executive under this Contract shall not be treated as damages but as severance compensation to which Executive is entitled by reason of termination of his employment in the circumstances contemplated by this Contract. The Company shall not be entitled to set off against the amounts payable to Executive of any amounts earned by Executive in other employment after termination of his employment with the Company, or any amounts which might have been earned by Executive in other employment had he sought such other employment.

            (c) Any purported termination by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 22 hereof. For purposes of this Contract, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Contract relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of his employment under the provision so indicated. For purposes of this Contract, no such purported termination shall be effective without such Notice of Termination.

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            (d) In addition to any payments, termination benefits or any other benefits Executive is entitled to receive hereunder, in the event of a change or acquisition of control, the Company agrees to pay the Payment Amount (as hereinafter defined) to the Executive in a lump-sum payment within thirty (30) calendar days after the termination of Executive's employment for any reason, including, without limitation, termination of employment by the Company, termination of employment by the Executive and termination of employment by reason of death. The Payment Amount" shall be the product, determined as of the date of Executive's termination of employment, determined by (i) multiplying the number of shares of common stock of the Company then subject to unexercised options (Unexercised Options) held by the Executive which were granted by the Company or an affiliate of the Company by (ii) the highest per share fair market value of the common stock on any day during the period beginning six (6) months prior to the date of Executive's termination of employment. For purposes of this provision, Unexercised Options shall include all outstanding options whether or not they are exercisable at the time of the election by Executive hereunder. There shall be no deduction of Executive's exercise price per share for each Unexercised Option from the amount to be received by him pursuant to this subsection (d). Upon payment by the Company of the Payment Amount in accordance with this subsection (d), the Unexercised Options shall be deemed to be surrendered by the Executive and cancelled by the Company. Such cancellation shall be effective regardless of whether the Executive surrenders an agreement relating to any Unexercised Option.

      16. Entire Agreement. This Contract contains the entire agreement of the parties relating to the employment of Executive by the Company, superseding any and all prior such agreements, and cannot be amended, modified, or supplemented in any respect except by subsequent written agreement entered into by the parties. The Second Amended and Restated Employment Contract dated and effective July 1, 1999 shall terminate in all respects upon execution of this Contract.

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      17. Benefit. Executive acknowledges that the services to be rendered to him are unique and personal; accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Contract. The rights and obligations of the Company under this Contract shall inure to the benefit of, and be binding upon, the legal representatives, successors and assigns of the Company.

      18. No Waiver. No failure on the part of either party at any time to require the performance by the other party of any term of this Contract shall be taken or held to be a waiver of such term or in any way affect such party's right to enforce such term, and no waiver on the part of either party of any term in this Contract shall be taken or held to be a waiver of any other term hereof or the breach thereof.

      19. Severability. The provisions of Sections 8 through 11 hereof are severable, and the invalidity or unenforceability of any particular provision of Sections 8 through 11 shall not affect or limit the enforceability of the other provisions. If any provision in Sections 8 through 11 hereof is held unenforceable for any reason, including the time period, geographic area, or scope of activity covered, then such provision shall be enforced to whatever extent is reasonable and enforceable.

      20. Governing Law. This Contract shall be governed and construed in accordance with the law of the State of Indiana (other than the provisions relating to choice of law). The Contract may be brought in any state or federal court of record in Indianapolis, Indiana and the parties hereto waive any right to question the jurisdiction of such court over their person or the property of such venue.

      21. Arbitration of Disputes; Injunctive Relief. Any controversy or claim arising out of or relating to this Contract or the breach thereof, other than injunctive relief under Section 11, shall be settled by binding arbitration in the City of Indianapolis, Indiana, in

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accordance with the laws of the State of Indiana, by three arbitrators, one of whom shall be appointed by the Company, one by Executive and the third of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States District Court for the Southern District of Indiana. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators, which shall be as provided in this Section. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

      22. Captions. The captions in this Contract are for convenience and identification purposes only, and not an integral part of this Contract, and are not to be considered in the interpretation of any part hereof.

      23. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if in writing and personally delivered to the party to whom notice should be given or if sent by registered or certified mail, postage prepaid, addressed to the addresses set forth below, or to such other addresses as shall be furnished in writing by either party to the other:

      Stephen M. Coons
      10689 North Pennsylvania Street
      Indianapolis, IN  46280

To the Company:

      Standard Management Corporation
      10689 North Pennsylvania Street
      Indianapolis, IN  46280
      Attn: Ronald D. Hunter, Chairman, President and Chief Executive Officer

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      IN WITNESS WHEREOF, the Company has caused this Contract to be executed on its behalf by its duly authorized officer, and Executive has hereunto set his hand as of the 25 day of August, 2005.

                               STANDARD MANAGEMENT CORPORATION

                           By: /s/ Ronald D. Hunter
                               _______________________________________
                               Ronald D. Hunter,

                               Chairman, President and Chief Executive Officer

                               EXECUTIVE

                               /s/ Stephen M. Coons
                               _______________________________________
                               Stephen M. Coons

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